                                               OPPENHEIMER BOND FUND

                                       Supplement dated July 1, 2002 to the
                             Statement of Additional Information dated April 30, 2002

The Statement of Additional Information is changed as follows:

1.       The supplement dated May 17, 2002 is deleted and replaced by this supplement.

2.       The  following is added after the section  captioned  "ABOUT THE FUND - Additional  Information  About the
     Fund's Investment Policies and Risks - Credit Risk" on page 2:

     Credit  Derivatives.  The Fund may enter into credit  default  swaps,  both  directly  ("unfunded  swaps") and indirectly in the form of a swap embedded  within a structured note ("funded  swaps"),  to protect against the risk that a security will  default.  Unfunded and funded  credit  default  swaps may be on a single  security, or on a basket of  securities.  The Fund pays a fee to enter into the swap and receives a fixed payment during the  life of the  swap.  The  Fund may  take a short  position  in the  credit  default  swap  (also  known as
     "buying  credit  protection"),  or may take a long  position  in the credit  default  swap note (also known as
     "selling credit protection").

     The Fund would take a short position in a credit  default swap (the "unfunded  swap") against a long portfolio position to decrease  exposure to specific high yield  issuers.  If the short credit default swap is against a corporate  issue,  the Fund must own that  corporate  issue.  However,  if the short  credit  default  swap is against  sovereign  debt, the Fund may own either:  (i) the reference  obligation,  (ii) any sovereign debt of that  foreign  country,  or (iii)  sovereign  debt of any  country  that the  Manager  determines  is  closely correlated as an inexact bona fide hedge.

     If the Fund  takes a short  position  in the  credit  default  swap,  if there  is a credit  event  (including bankruptcy,  failure to timely pay  interest or  principal,  or a  restructuring),  the Fund will  deliver the defaulted  bonds  and the swap  counterparty  will pay the par  amount of the  bonds.  An  associated  risk is adverse  pricing  when  purchasing  bonds to satisfy the  delivery  obligation.  If the swap is on a basket of securities,  the  notional  amount of the swap is  reduced by the par amount of the  defaulted  bond,  and the fixed payments are then made on the reduced notional amount.

     Taking a long position in the credit  default swap note (i.e.,  purchasing  the "funded  swap") would increase the Fund's  exposure to specific  high yield  corporate  issuers.  The goal would be to increase  liquidity in that market sector via the swap note and its  associated  increase in the number of trading  instruments,  the number and type of market participants, and market capitalization.

     If the Fund takes a long  position in the credit  default swap note,  if there is a credit event the Fund will pay the par  amount  of the  bonds and the swap  counterparty  will  deliver  the  bonds.  If the swap is on a basket of  securities,  the notional  amount of the swap is reduced by the par amount of the  defaulted  bond, and the fixed payments are then made on the reduced notional amount.

     The Fund will invest no more than 25% of its total assets in "unfunded" credit default swaps.

     The Fund will limit its  investments  in "funded"  credit  default swap notes to no more than 10% of its total assets.

     Other risks of credit  default swaps  include the cost of paying for credit  protection if there are no credit events,  pricing  transparency  when assessing the cost of a credit default swap,  counterparty  risk, and the need to fund the delivery  obligation  (either cash or the defaulted  bonds,  depending on whether the Fund is long or short the swap, respectively).

3.   The  section  captioned  "Distribution  and  Service  Plans - Class A Service  Plan" on page 46 is  revised by adding  the  following  to the end of the  first  paragraph:  "With  respect  to  purchases  of Class A shares subject to a contingent  deferred  sales charge by certain  retirement  plans that purchased such shares prior to March 1, 2001 ("grandfathered  retirement accounts"),  the Distributor currently intends to pay the service fee to  Recipients in advance for the first year after the shares are  purchased.  After the first year shares are  outstanding,  the  Distributor  makes service fee payments to Recipients  quarterly on those shares.  The advance  payment is based on the net asset value of shares sold.  Shares  purchased by exchange do not qualify for the advance service fee payment.  If Class A shares  purchased by  grandfathered  retirement  accounts are redeemed  during the first year after their  purchase,  the Recipient of the service fees on those shares will be obligated  to repay the  Distributor  a pro rata portion of the advance  payment of the service fee made on those shares.

July 1, 2002                                                                              PX0285.013